UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 10, 2007
Date of Report (Date of earliest event reported)

USI Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-50041	13-3771733
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

555 Pleasantville Road, Suite 160 South
Briarcliff Manor, NY 10510
(Address of principal executive offices)

(914) 749-8500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events

USI Holdings issued two press releases today. The first press release announced that USI Holdings intends to refinance its existing senior secured credit facilities with a new senior secured credit facility consisting of a senior secured term loan in an aggregate amount of $525 million and a senior secured revolving credit facility in an aggregate amount of $100 million. USI Holdings will be the borrower under the senior secured credit facility. Compass Acquisition Holding Corp., a Delaware corporation (“Parent”) formed by GS Capital Partners VI, L.P., and Compass Merger Sub Inc., a Delaware corporation (“Merger Sub”) formed by Parent, entered into a previously announced agreement and plan of merger (the “Merger Agreement”) with USI Holdings pursuant to which Merger Sub will merge with and into USI Holdings (the “Merger”). After the Merger, USI Holdings will be a subsidiary of Parent. It is expected that the senior secured revolving credit facility will not be drawn in connection with the Merger.

USI Holdings also announced today in a second press release that it will offer and issue $225 million aggregate principal amount of senior notes due 2014 and $200 million aggregate principal amount of senior subordinated notes due 2015 (the “Notes”). The Notes will be issued by USI Holdings.

The net proceeds from the senior secured term loan, together with the net proceeds from the offering of the Notes, are expected to be used to finance the Merger and related transactions.

The press releases are filed herewith as Exhibit 99.1 and 99.2 and incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits

(d)  Exhibits

99.1	Press Release dated April 10, 2007.
99.2	Press Release dated April 10, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 10, 2007

USI HOLDINGS CORPORATION

	By:	/s/ ERNEST J. NEWBORN, II
Name: Ernest J. Newborn, II
Title: Senior Vice President,
General Counsel and Secretary